PROSPECTUS SUPPLEMENT
(To Prospectus dated December 2, 1999)

                                  $38,045,000

                        principal amount plus interest

                              Liquidity Facility

                                      Of

                        FGIC Securities Purchase, Inc.

                                 in support of

                    STATE PUBLIC SCHOOL BUILDING AUTHORITY

                         Commonwealth of Pennsylvania

   School Revenue Bonds (Parkland School District Project), Series D of 1999

              Date of Bonds: Date of Delivery Due: March 1, 2019
                                  Price:100%

                               -------------------

     Liquidity Facility: We are providing a liquidity facility for the Bonds described below (the "Liquidity Facility"). The Liquidity Facility will expire on December 2, 2004 unless it is extended or terminated sooner in accordance with its terms.

     Terms of the Bonds: The Bonds are limited obligations of the State Public School Building Authority, and are payable solely from payments to be made by Parkland School District under a Loan Agreement dated as of December 2, 1999, between the Authority and the School District, and from monies in the various funds held by the trustee under the indenture governing the Bonds. The Bonds are also subject to mandatory and optional redemption prior to maturity and to optional and mandatory tender for purchase, as described in this Prospectus Supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Our obligations under the Liquidity Facility (the "Obligations") are not being sold separately from the Bonds. The Bonds are being remarketed under a separate disclosure document. The Obligations may not be separately traded. This prospectus supplement and the accompanying prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of Bonds purchased by us.

                  --------------------------------------------

           Hopper Soliday, A Division of Tucker Anthony Incorporated

                  --------------------------------------------

          The date of this Prospectus Supplement is December 2, 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
INTRODUCTION.................................................................S-2
DESCRIPTION OF THE BONDS.....................................................S-2
THE LIQUIDITY FACILITY......................................................S-13
THE STANDBY LOAN AGREEMENT; GE CAPITAL......................................S-16
EXPERTS.....................................................................S-18

                              --------------------

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

                                  INTRODUCTION

     We are providing you with this prospectus supplement to furnish information regarding our obligations under a Liquidity Facility in support of $38,045,000 aggregate principal amount of School Revenue Bonds, Series D of 1999 (Parkland School District) which the Authority will issue on or about December 2, 1999. We will enter into a Standby Bond Purchase Agreement (the "Liquidity Facility") with Chase Manhattan Trust Company, National Association, as trustee of the Bonds, pursuant to which we will be obligated under certain circumstances to purchase unremarketed Bonds from the holders optionally or mandatorily tendering their Bonds for purchase. In order to obtain funds to purchase the Bonds, we will enter into a Standby Loan Agreement with General Electric Capital Corporation ("GE Capital") under which GE Capital will be irrevocably obligated to lend funds to us as needed to purchase Bonds. Our obligations under the Liquidity Facility will expire on December 2, 2004 unless the Liquidity Facility is extended or terminated sooner in accordance with its terms.

                            DESCRIPTION OF THE BONDS

General Description

     The following is a summary of certain provisions of the Bonds. For a full description of the Bonds, please consult the Bonds and the trust indenture to be dated December 2, 1999 between the Authority and Chase Manhattan Trust Company, National Association, as Trustee, forms of which may be obtained from the Authority. The Bonds will be issuable in fully registered book-entry form, without coupons, in the authorized denomination of $100,000 or in any whole $5,000 multiples in excess of $100,000.

     The Bonds are being issued in the principal amount and are stated to mature on March 1, 2019. Until converted to another Interest Mode as described below, the Bonds are to bear interest from the date of their initial delivery at the Weekly Rate determined by Hopper Soliday & Co., Inc., A Division of Tucker Anthony Incorporated as the Remarketing Agent as described below. The Interest Mode for the Bonds may be converted to a Term Mode, as described below. The interest rate on the Bonds while in the Weekly Mode is sometimes referred to below as "Weekly Rate" or "Variable Rate." The interest rate on the Bonds in the Term Mode is referred to as the "Term Rate" or "Fixed Rate." Bonds purchased and held by FGIC-SPI in accordance with the Liquidity Facility will bear interest at a rate one percent above the prime rate then in effect until such Bonds are remarketed or are purchased by the School District. Only FGIC-SPI has any right to receive interest at this higher rate and only on the Bonds which it holds.

     The Scheduled Interest Payment Dates for interest accrued on the Bonds during the Weekly Mode is the first Business Day of each month, except the first scheduled interest payment date which will be January 10, 2000, and the Regular Record Date therefor is the Business Day preceding such Scheduled Interest Payment Date. The Scheduled Interest Payment Dates for interest accrued on Bonds during the Term Mode is the first (1st) day of each March and September of such Bonds, as described below, and the Regular Record Date therefor is that day (whether or not a Business Day) which is fifteen days prior to each Scheduled Interest Payment Date.

     Interest due on the Bonds on each Scheduled Interest Payment Date is to be paid, except as described below, by check or draft mailed to the persons appearing on the Regular Record Date as registered owners on the registration books kept by the Trustee; provided, however, that if funds on any Scheduled Interest Payment Date are insufficient to pay the interest then due, such defaulted interest will cease to be payable to the registered owner as of the Regular Record Date but will instead be payable on a Special Interest Payment Date established by the Trustee for payment of such defaulted interest when sufficient funds are available, to the registered owner as of a Special Record Date to be established in accordance with the provisions of the Resolution. Upon written request to the Trustee, on file at least one Business Day prior to a Regular Record Date, beneficial owners of $1,000,000 or more in aggregate principal amount of the Bonds may elect to receive payments of interest by wire transfer to a designated account commencing on the first Scheduled Interest Payment Date following such Regular Record Date.

     Under certain circumstances as described below, the beneficial owner of a Bond will have the right to tender to the Tender Agent a Bond (or any portion thereof in an authorized denomination) for purchase from and to the extent of the sources of funds described below at a price (the "Purchase Price") equal to 100% of the principal amount thereof, plus accrued interest; provided, however, that if such 1999 Bond is purchased on a Scheduled Interest Payment Date, such Purchase Price is not to include accrued and unpaid interest, and such interest is to be paid to the registered owner of such Bond as of the Regular Record Date. Payment for Bonds so tendered is required to be made in immediately available funds by 3:00 p.m., New York City time, on the Purchase Date specified by the owner if the notice and tender requirements described below and as set forth in the Resolution have been strictly complied with. Subject to the provisions described below under "BOOK-ENTRY ONLY SYSTEM," notices of tender are to be delivered to the Tender Agent by the beneficial owner. See "Bonds - Purchase of Tendered Bonds - Optional Tender" and "BOOK-ENTRY ONLY SYSTEM."

     Scheduled Interest Payment Date means, with respect to Bonds in the Weekly Mode, the first business day of each calendar month, except that the first Scheduled Interest Payment Date shall be January 10, 2000, and with respect to Bonds in the Term Mode, each of March 1 and September 1 after conversion to a Term Mode.

     Hopper Soliday, A Division of Tucker Anthony Incorporated has been appointed Remarketing Agent for the Bonds. The Remarketing Agent is to remarket Bonds tendered for purchase and is to perform certain rate-setting functions in connection with the Bonds as described below under "The Bonds Interest" pursuant to a Remarketing Agreement to be dated as of the date of the initial sale of the Bonds (the "Remarketing Agreement"), between the School District and the Remarketing Agent. See "Bonds - Remarketing."

     So long as DTC, or its partnership nominee, Cede & Co., is the registered owner of the Bonds, payments of the principal of and interest on the Bonds, and payments of the Purchase Price of any Bonds subject to optional or mandatory tender, are to be made by the Tender Agent directly to Cede & Co. Disbursements of such payments to the DTC Participants (defined below) is the responsibility of DTC. Disbursements of such payments to the owners of beneficial interests in the Bonds is the responsibility of the DTC Participants and the Indirect Participants (defined below). See "BOOK-ENTRY ONLY SYSTEM" below.

Interest

     General. The Bonds are being issued in the Weekly Mode. Until the Interest Mode of the Bonds is converted to the Term Mode as described below, the Bonds will bear interest at the Weekly Rate which is the Market Rate (defined below) determined by the Remarketing Agent by 4:30 p.m., New York City time, on the Business Day preceding the initial Weekly Rate Period, and each Wednesday thereafter, or, if any such Wednesday is not a Business Day, on the next preceding Business Day. Each Weekly Rate Period is to commence on a Thursday and end on the Wednesday of the following week. The Interest Mode of the Bonds may be converted to the Term Mode, as elected by the School District pursuant to the Loan Agreement with the Authority, following which the Bonds will bear interest at such Variable Rate or Term Rate as determined by the Remarketing Agent. Such conversion will result in the mandatory tender for purchase of the Bonds as described below under "Purchase of Tendered Bonds Mandatory Tender." After such conversion to the Term Mode, the Bonds shall remain in the Term Mode until maturity. When Bonds bear interest at a Weekly Rate, interest will be computed on the basis of a year of 365 days or 366 days, as appropriate, for the actual number of days elapsed. When Bonds bear interest at a Term Rate, interest will be computed on the basis of a year of 360 days, based upon twelve 30-day months.

     THE SCHOOL DISTRICT ANTICIPATES THAT A REMARKETING MEMORANDUM OR OTHER DISCLOSURE DOCUMENT AND A SUPPLEMENT TO THIS PROSPECTUS SUPPLEMENT WILL BE PREPARED IN THE EVENT THE BONDS ARE CONVERTED TO A TERM RATE MODE AND IN THE EVENT THE BONDS ARE NOT SUPPORTED BY A STANDBY AGREEMENT OR ARE SUPPORTED BY AN ALTERNATE LIQUIDITY FACILITY.

     Weekly Mode. In the Weekly Mode, Bonds will bear interest at the Weekly Rate, which is the Market Rate (defined below) determined by the Remarketing Agent by 4:30 p.m., New York City time, on the Business day immediately preceding the commencement of the initial Weekly Rate Period and on each subsequent Wednesday thereafter (or, if such Wednesday is not a Business Day, on the next succeeding Business Day). Each Weekly Rate Period is to commence on a Thursday and end on the Wednesday of the following week. In the case of a conversion from a Weekly Mode to a Term Mode, the last Weekly Rate Period prior to conversion will end on the last day immediately preceding the Conversion Date.

     Term Mode. In the Term Mode, Bonds will bear interest at the Term Rate which is the Market Rate for such Term Rate Period determined by the Remarketing Agent, with the consent of the School District, not more than 15 days preceding and not later than the last Business Day preceding the commencement of such Rate Period. The Term Rate Period will be to the final maturity date of the Bonds. Currently the Agreement does not cover the Term Mode but may be amended to cover the Term Mode and provide additional coverage.

     Market Rate Determination. The Remarketing Agent is required to make each determination of the "Market Rate" on the respective date described above for each Weekly Mode (each a "Rate Determination Date"), such rate being the lowest interest rate not in excess of the Maximum Interest Rate (defined below) that, in the judgment of the Remarketing Agent, would cause such Bonds to have a market value equal to 100 percent of the principal amount thereof, plus accrued interest, if any, under prevailing market conditions as of the Rate Determination Date. "Maximum Interest Rate" for the Bonds (other than Bones owned by FGIC-SPI) means fifteen percent (15%) per annum or such higher rate as may be set forth in the Liquidity Facility for the Bonds.

     If for any reason the Remarketing Agent fails to determine or to notify the Tender Agent of the Market Rate for any Bonds on a Rate Determination Date, or if the Market Rate for any Bonds so determined by the Remarketing Agent on such Rate Determination Date is determined by a court of competent jurisdiction to be invalid or unenforceable, the Market Rate for such Bonds to be determined on such Rate Determination Date is to be determined as follows: the Market Rate for such Rate Period will be the lesser of (i) the Maximum Interest Rate and (ii) 65 percent of the "11 Bond Municipal Bond Index" most recently published by The Bond Buyer or any successor publication. If either of such indices ceases to be published, the index designated by the School District in writing to the Trustee, the Tender Agent and the Remarketing Agent is required to be used for such Market Rate determination.

     The Tender Agent is to inform the owners of Bonds that bear interest at a Term Rate of the rates determined with respect to such Bonds promptly upon the determination thereof by first class mail, postage prepaid. Owners of Bonds may call the Remarketing Agent to obtain the interest rates in effect for such Bonds for the Weekly Rate Period after 4:30 p.m. on the Wednesday preceding the new Weekly Rate Period.

     Determination of Interest Mode. The School District pursuant to the Loan Agreement with the Authority is permitted to effect the conversion of Bonds from the Weekly Mode to the Term Mode, by delivering notice to the Tender Agent, except as otherwise provided in the Indenture, not fewer than 45 days prior to any Conversion Date. The first day of the Term Mode (the "Rate Adjustment Date"), as designated by the School District, is required to be the last Scheduled Interest Payment Date relating to the Rate Period for the Mode from which the Bonds are to be converted.

     Notwithstanding the School District's delivery of notice of its exercise of the option to effect a conversion to the Term Mode, such conversion or change in Rate Period shall not take effect (1) if the School District withdraws such notice not later than the Business Day preceding the date on which such Term Rate is to be determined or if any condition to or requirement for such conversion is not satisfied; or (2) if the School District fails to deliver to the Tender Agent, the Trustee, the Bond Insurer and the Remarketing Agent an opinion of Bond Counsel stating that the conversion is authorized under the Resolution and will not adversely affect exclusion from gross income of interest on the Bonds for purposes of federal income taxation or otherwise to the effect that interest on the Bonds is excluded from gross income for purposes of federal income taxation. In addition, such conversion shall not take effect if the Remarketing Agent fails to determine the interest rate for the new Term Rate Mode or, in the case of a conversion to the Term Mode, if the School District and the Remarketing Agent do not receive from Standard & Poor's Ratings Services, if such rating agency is then rating the Bonds, a letter to the effect that such conversion will not result in a reduction or withdrawal of the then-current rating on the Bonds. See "Purchased of Tendered Bonds - Mandatory Tender" below.

     Notice to Bondholders. The Tender Agent is required to give to Bondowners of the Bonds being converted 30 days' written notice of the effective date of any change in Interest Mode.

     Effect of Determination. The designation of an Interest Mode and each determination of the duration of a Rate Period and each determination of a Weekly Rate and the determination of the Term Rate or Fixed Rate by the Remarketing Agent, shall be conclusive and binding upon the holders of the Bonds, the Trustee, the Authority, the School District, the Tender Agent and all other persons, and none of the School District, the Trustee, the Authority, the Tender Agent or the Remarketing Agent will have any liability to any holders of the Bonds for any such determination, whether due to any error in judgment, failure to consider any information, opinion or resource or otherwise or for failure to give any required notice or for failure of any holders of the Bonds to receive any such notice.

Purchase of Tendered Bonds

     Optional Tender. While the Bonds are in the Weekly Mode, a Bondholder will have the right to tender the Bonds (or portions thereof in authorized denominations) for purchase on the purchase dates and with prior notice and delivery as described below, at the Purchase Price, but payable solely from and to the extent of proceeds of the remarketing of such Bonds, amounts drawn under the applicable Standby Agreement and payments made by the School District for such purpose under the Resolution. See "Mandatory Tender" below.

     Payment for Bonds so tendered is required to be made in immediately available funds by 3:00 p.m., New York City time, on the date specified by the Bondowner for purchase if the notice and, subject to the provisions described under "BOOK-ENTRY ONLY SYSTEM," the tender requirements described below and as set forth in the Resolutions have been strictly complied with. Subject to the provisions of the book-entry system, each such 1999 Bond must be endorsed in blank or accompanied by an instrument of transfer satisfactory to the Tender Agent executed in blank by the Bondowner.

     SO LONG AS DTC IS THE REGISTERED OWNER OF THE BONDS, A BENEFICIAL OWNER (AS DEFINED BELOW) OF BONDS IS REQUIRED TO GIVE NOTICE TO ELECT TO HAVE ITS BONDS PURCHASED OR TENDERED, THROUGH ITS PARTICIPANT (AS DEFINED BELOW), TO THE REMARKETING AGENT AND SHALL EFFECT DELIVERY OF SUCH BONDS BY CAUSING THE DIRECT PARTICIPANT TO TRANSFER THE PARTICIPANT'S INTEREST IN THE BONDS, ON DTC'S RECORDS, TO THE TENDER AGENT.

     WEEKLY MODE. During a Weekly Mode, Bonds may be tendered to the Tender Agent for purchase as described above on any Business Day by delivering:

     (1) a written notice (which shall be irrevocable and effective upon receipt) to the Tender Agent and the Remarketing Agent by 5:00 p.m., New York City time, on a Business Day not less than five business days prior to the designated Purchase Date, stating the principal amount of such Bonds (or portion thereof in an authorized denomination) that the Bondholder irrevocably demands be purchased, the designated purchase date, the series designation and CUSIP number of such Bonds and the payment instructions with respect to Purchase Price, and

     (2) deliver such Bonds to the Tender Agent by 1:30 p.m., New York City time on the designated purchase date.

     Notice of tender is to be delivered to the Tender Agent and the Remarketing Agent by the beneficial owners of the Bonds. The determination of the Tender Agent and the Remarketing Agent as to whether a notice of tender has been properly delivered pursuant to the Indenture will be conclusive and binding upon the Bondowner. The Tender Agent and the Remarketing Agent may waive any irregularity or nonconformity in any tender.

     As provided in the Indenture, all notices of optional tender shall be irrevocable. Bonds (or portions thereof), for which a notice is received but that are not delivered in accordance with the Indenture will be deemed to have been tendered and, upon deposit of the Purchase Price with the Tender Agent, the owners of such undelivered Bonds will have no further rights with respect to such Bonds (or portions thereof), other than payment of the Purchase Price therefor. See "Undelivered Bonds. "

     In accepting a notice of tender pursuant to the Indenture, the Tender Agent and the Remarketing Agent may conclusively assume that the person providing the notice of tender is the Beneficial Owner of the Bonds and therefore entitled to tender them. The Tender Agent and the Remarketing Agent assume no liability to anyone in accepting a notice of tender from a person whom it reasonably believes to be a Beneficial Owner of the Bonds.

     Mandatory Tender. The owners of Bonds will be required to tender, and in any event will be deemed to have tendered, their Bonds to the Tender Agent for purchase at the Purchase Price, but payable solely from and to the extent of proceeds of the remarketing of such Bonds and amounts drawn under the Standby Agreement and payments made by the School District for such purpose under the Loan Agreement, on each of the following mandatory tender dates:

     (1)  STANDBY AGREEMENT EXPIRATION

          (a) the Scheduled Interest Payment Date (but in any case not less than 5 days) next preceding the expiration date of the Standby Agreement for Bonds, unless on or prior to such Scheduled Interest Payment Date the Trustee has received an extension of the Standby Agreement or an Alternate Liquidity Facility has been provided to the Trustee in accordance with the terms of the Indenture; or

          (b) the date of the replacement of the Standby Agreement with an Alternate Liquidity Facility that does not meet the requirements of an Alternate Liquidity Facility as described in the Indenture if such replacement will result in a reduction or withdrawal of the then-current short-term rating on the Bonds; and

     (2) UNSCHEDULED STANDBY AGREEMENT TERMINATION: The fifteenth Business Day after the Tender Agent receives notice that FGIC-SPI's commitment under the Standby Agreement will be terminated because an event of default or a termination event has occurred under the Standby Agreement, if FGIC-SPI is required to give prior notice of termination.

     (3) CONVERSION DATE: On the Conversion Date, or if such Conversion Date is not a Business Day, the first Business Day succeeding such Conversion.

     (4) RISE IN INTEREST RATES: On the Fifteenth (15th) Business Day following the first day during the term of the Bonds on which the "20-Bond Municipal Bond Index" (for equivalent index) published by The Bond Buyer reaches or exceeds ten percent (10%).

     Except as otherwise provided, the Tender Agent is required to give notice of mandatory tender, as provided in the Indenture, to each owner of the Bonds of the applicable series by first-class mail at least 10 days prior to a mandatory tender date. The Bondowners shall have no right to elect to retain Bonds that are subject to mandatory tender.

     Undelivered Bonds. Any bond (or portion thereof) for which notice of optional or mandatory tender has been given in accordance with the provisions of the indenture, but that is not tendered for purchase by the required time, will be deemed to have been tendered and sold on the designated purchase date and, upon deposit in the purchase fund established by the tender agent of an amount sufficient to pay the purchase price of such bond on such purchase date, the owner of such 1999 bond will not be entitled to any payment (including any interest accrued subsequent to such date) in respect thereof other than the purchase price for such bond and accrued interest as of the purchase date, unless the purchase date is a scheduled interest payment date in which case the owner of such bond as of the regular record date is entitled to such accrued interest as of the purchase date. Such bond will no longer be entitled to the benefit of the resolution, except for the purpose of payment of such purchase price and, except as described above, accrued interest as of the purchase date.

Remarketing

     The School District and the Remarketing Agent are entering into the Remarketing Agreement. Pursuant to the Loan Agreement between the Authority and the School District, the School District will agree to pay to the Remarketing Agent a fee for its services as Remarketing Agent and the Remarketing Agent will agree, among other things, to perform the duties of the Remarketing Agent set forth in the Indenture. The Remarketing Agreement may be amended by the School District and the Remarketing Agent without the consents of the Trustee, the Tender Agent and the Bond owners.

     The Remarketing Agreement provides that the Remarketing Agent may be removed by the School District or may resign, upon 30 days prior notice. In addition, under certain circumstances the Remarketing Agent may cease reoffering and selling the Bonds with immediate effect. The School District has agreed in the Remarketing Agreement to indemnify the Remarketing Agent against certain liabilities, including certain liabilities under federal securities laws.

Redemption

     Optional Redemption. The Bonds are subject to redemption prior to their scheduled maturity at the option of the Authority upon written direction of the School District in whole, or in part by lot from time to time, on any date, at a redemption price equal to 100% of the principal amount thereof plus interest accrued to the date fixed for redemption.

     Subject to certain conditions, including provision of an opinion of Bond Counsel that a change in the redemption provisions of the Bonds will not adversely affect the exclusion from gross income of interest on the Bonds for federal income tax purposes, the foregoing redemption periods and redemption prices may be revised effective as the date of such change. Any such revisions of the redemption period and redemption price will not be considered an amendment of or a supplement to the Indenture and will not require the consent of a Bondholder or any other person or entity.

     Mandatory Sinking Fund Redemption. The Bonds are subject to mandatory sinking fund redemption prior to stated maturity, on the first Business Day in March and September of the years and in the principal amounts set forth in the following schedule, as drawn by lot by the Trustee.


Month           Year       Amount             Month         Year        Amount
-----           ----       ------             -----         ----        ------
September       2000     $  540,000           March         2009     $1,445,000
March           2001      1,005,000           September     2009        365,000
September       2001        755,000           March         2010      1,520,000
March           2002      1,045,000           September     2010        380,000
September       2002        790,000           March         2011      1,600,000
March           2003      1,090,000           September     2011        400,000
September       2003        825,000           March         2012      1,685,000
March           2004      1,140,000           September     2012        410,000
September       2004        865,000           March         2013      1,775,000
March           2005      1,195,000           September     2013        430,000
September       2005        900,000           March         2014      1,870,000
March           2006      1,250,000           March         2015      1,975,000
September       2006        315,000           March         2016      2,090,000
March           2007      1,310,000           March         2017      2,210,000
September       2007        335,000           March         2018      2,335,000
March           2008      1,375,000           March         2019      2,470,000
September       2008        350,000



*Maturity

     Any such redemption shall be upon application of the moneys available for such purpose under the Indenture, upon payment of the redemption price equal to 100% of the principal amount thereof, together with accrued interest, if any, from the most recent Scheduled Interest Payment Date to the date fixed for redemption.

     Selection of Bonds to be Redeemed. If fewer than all the Bonds are to be redeemed, Provider Bonds will be selected for redemption prior to any other Bonds. After all Provider Bonds have been redeemed, the Trustee shall select Bonds for redemption by lot, except that Bonds owned by the holders of less than $1,000,000 in aggregate principal amount of the Bonds shall be selected for redemption prior to the selection of any Bonds owned by the holders of $1,000,000 or more in aggregate principal amount of Bonds. Bonds may be redeemed in part in denominations of $5,000 or any integral multiple thereof, but no portion of a Bond may be redeemed that would result in a Bond which is not in an "Authorized Denomination, unless the moneys scheduled for redemption cannot be used for redemption. For this purpose, the Trustee will consider each Bond in a denomination larger than the minimum Authorized Denomination to be separate Bonds each in the denomination of $5,000.

     Upon surrender of a Bond redeemed in part, the Trustee will authenticate and deliver to the surrendering holder a new Bond or Bonds in Authorized Denominations equal in aggregate principal amount to the unredeemed portion of the Bond surrendered.

     Notwithstanding anything to the contrary herein and in the Indenture, there shall be no redemption of less than all of the Bonds if there shall have occurred and be continuing an Event of Default.

     Notice of Redemption. A notice of redemption shall be mailed, not more than forty-five (45) days (sixty (60) days if the Bonds are in the Term Mode) and not less than ten (10) days (thirty (30) days if the Bonds are in the Term
Mode) prior to the date fixed for redemption to all registered owners of Bonds to be redeemed as a whole or in part. Such redemption notice is to set forth the details with respect to the redemption in accordance with the provisions of the Resolution and state that from the date fixed for redemption that interest will cease to accrue on the Bonds so called for redemption. Failure to give such notice by mail to any owner of Bonds to be redeemed, or any defect therein, will not affect the validity of any proceedings for the redemption of any other Bonds. If at the time of mailing of any notice of redemption (other than a mandatory sinking fund redemption), the School District shall not have deposited with the Paying Agent moneys sufficient to redeem all the Bonds called for redemption, such notice shall state that it is subject to the deposit of sufficient moneys with the Paying Agent not later than the opening of business on the redemption date and shall be of no effect unless such moneys are so deposited.

     So long as DTC or its nominee is the registered owner of the Bonds, any failure on the part of DTC or failure on the part of a nominee of a Beneficial Owner (having received notice from a Participant or otherwise) to notify the Beneficial Owner affected by any redemption of such redemption, shall not affect the validity of the redemption. So long as DTC or its nominee is the registered owner of the Bonds, if less than all of the Bonds are called for redemption, the particular Bonds or portions of Bonds to be redeemed are to be selected by lot by DTC, the Participants and Indirect Participants in such manner as they may determine. See "BOOK-ENTRY ONLY SYSTEM" below.

Transfer and Exchange

     Subject to the provisions described below under "BOOK-ENTRY ONLY SYSTEM," a Bond may be transferred or exchanged only upon presentation thereof to the Trustee. Such Bond must be accompanied by an endorsement duly executed by the registered owner. No charge will be imposed in connection with any transfer or exchange, except for taxes or governmental charges related thereto.

                           SUMMARY OF INTEREST MODES

WEEKLY MODE

Interest Payment and Calculation        First Business Day of month; on actual
                                        days over 365/366 day year Method,
                                        first payment on January 10, 2000

Record Date                             Business Day preceding the Scheduled
                                        Interest Payment Date

Authorized Denominations                $100,000 and $5,000 multiples in excess
                                        of $100,000

Rate Determination Date                 Business Day immediately preceding the
                                        commencement of the Weekly Mode, and
                                        each subsequent Wednesday thereafter
                                        or, if not a Business Day, on the next
                                        succeeding Business Day (by 4:30 p.m.,
                                        New York City time)

Rate Period                             Period beginning Thursday of one week
                                        and ending Wednesday of the following
                                        week (1)

Rate Adjustment Date                    Each Thursday

Notice of Interest Rate                 Owners may call the Remarketing Agent
                                        to obtain interest rates for the week
                                        after 4:30 p.m. on the Wednesday
                                        preceding the new Weekly Rate Period

Optional Tender Dates                   Any Business Day at least five business
                                        days after delivery of notice

Notice of Optional Tender               Irrevocable written notice of tender to
                                        Tender Agent and Remarketing Agent not
                                        later than 5:00 p.m., New York City
                                        time, on any Business Day not less than
                                        seven days prior to the Purchase Date,
                                        and delivery of the Bonds to the Tender
                                        Agent by 1:30 p.m., New York City time
                                        on the Purchase Date

Conversion Date                         An interest payment date selected on
                                        which to convert the Bonds from the
                                        Weekly Mode to the Term Mode.

Purchase Date for Mandatory Tender
Upon Changes in Interest Mode or
Rate Period                             First Business Day of the Term Mode

Notice of Change in Interest Mode       Tender Agent to mail notice to
                                        Bondholder by 30th day preceding
                                        Conversion Date

(1) In the event of a conversion to a different Interest Mode, the last Weekly Rate Period will end on the Conversion Date.


TERM MODE

Interest Payment and Calculation        Semiannually on the first day of each
                                        March and September on 360-day year of
                                        twelve 30-day months

Record Date                             That day (whether or not a Business
                                        Day) which is 15 days prior to each
                                        Scheduled Interest Payment Date

Authorized Denominations                $5,000 and multiples thereof

Term Rate Calculation Date              A Business day on which the Term Rate
                                        is determined by the Remarketing
                                        Agreement, being not more than 15 days
                                        preceding nor later than the last
                                        Business Day preceding such Rate period

Term Period                             Final maturity date of the Bond

Rate Adjustment Date                    First day in each Rate Period

Notice of Interest Rate                 Tender Agent to mail notice to
                                        Bondowner promptly after the Term Rate
                                        Date.


                            BOOK-ENTRY ONLY SYSTEM

     The information set forth in this Prospectus Supplement concerning The Depository Trust Company, New York, New York ("DTC") and the book-entry system described below has been extracted from materials provided by DTC for such purpose, is not guaranteed as to accuracy or completeness and is not to be construed as a representation by the School District, School District counsel, the Bond Counsel, the Trustee, the Authority or the Underwriter.

     DTC will serve as securities depository under a book-entry system for the Bonds. Unless such system is discontinued, the provisions described below (including provisions regarding payments to and transfers by the owners of beneficial interests in the Bonds) will be applicable to all the Bonds. If such system is discontinued, the provisions described under "Discontinuation of Book-Entry Only System" will be applicable.

     The ownership of one fully registered Bond will be registered in the name of Cede & Co., as nominee for DTC. So long as Cede & Co. is the registered owner of the bonds, as nominee of DTC, references herein to the bondholders, bondowners or registered owners of the bonds shall mean CEDE & CO. and shall not mean the beneficial owners of the bonds.

     DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its participants (the "DTC Participants") and to facilitate the clearance and settlement of securities transactions among DTC Participants in such securities through electronic book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by several DTC Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (the "Indirect Participants").

     Beneficial ownership interests in the Bonds may be purchased by or through DTC Participants. Such DTC Participants and the persons for whom they acquire interests in the Bonds as nominees (the "Beneficial Owners") will not receive a Bond certificate, but each DTC Participant will receive a credit balance in the records of DTC in the amount of such DTC Participant's interest in the Bonds, which will be confirmed in accordance with DTC's standard procedures. Beneficial Owners will not receive certificates representing their beneficial ownership interests in the Bonds, unless use of the book- entry only system is discontinued as described below.

     Transfers of beneficial ownership interests in the Bonds which are registered in the name of Cede & Co., as nominee of DTC, will be accomplished by book entries made by DTC and in turn by the DTC Participants and Indirect Participants who act on behalf of the Beneficial Owners. For every transfer and exchange of beneficial ownership in the Bonds, the Beneficial Owner may be charged a sum sufficient to cover any tax, fee or other governmental charge that may be imposed in relation thereto.

     For so long as the Bonds are registered in the name of DTC or its nominee, Cede & Co., the School District and the Trustee will recognize DTC or its nominee, Cede & Co., as the owner of the Bonds for all purposes, including notices and voting. Conveyance of notices and other communications by DTC to DTC Participants, by DTC Participants to Indirect Participants and by DTC Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among DTC, DTC Participants, Indirect Participants and Beneficial Owners, subject to any statutory and regulatory requirements as may be in effect from time to time.

     Under the Indenture, payments made by the Trustee to DTC or its nominee shall satisfy the payment obligations of the Authority under the Indenture and the School District's obligations under the Loan Agreement to the extent of the payments so made.

     Principal, redemption price and interest payments on the Bonds will be made by the Trustee to DTC or to its nominee, Cede & Co., as registered owner of the Bonds. Disbursement of such payments to the Beneficial Owners is the responsibility of DTC, the DTC Participants and, where appropriate, the Indirect Participants. Upon receipt of moneys, DTC's current practice is to credit immediately the accounts of the DTC Participants in accordance with their respective holdings shown on the records of DTC. Payments by DTC Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions of the Beneficial Owners and customary practices, as is now the case with municipal securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such DTC Participants or Indirect Participants and not of DTC, the School District, the Trustee or the Authority and will be subject to any statutory and regulatory requirements as may be in effect from time to time.

     A BENEFICIAL OWNER SHALL GIVE NOTICE TO ELECT TO HAVE ITS BONDS
PURCHASED OR TENDERED, TO THE TENDER AGENT AND SHALL EFFECT DELIVERY OF SUCH BONDS BY CAUSING THE DTC PARTICIPANT OR THE INDIRECT PARTICIPANT TO TRANSFER THE DTC PARTICIPANT'S INTEREST IN THE BONDS, ON DTC'S RECORDS, TO THE TENDER AGENT. THE REQUIREMENT FOR PHYSICAL DELIVERY OF BONDS IN CONNECTION WITH A DEMAND FOR PURCHASE OR MANDATORY PURCHASE WILL BE DEEMED SATISFIED WHEN THE OWNERSHIP RIGHTS IN THE BONDS ARE TRANSFERRED BY DTC PARTICIPANTS ON DTC'S RECORDS.

     The authority, the school district and the trustee cannot and do not give any assurances that DTC, the DTC participants or the indirect participants will distribute to the beneficial owners (1) payments of principal or redemption price of or interest on the bonds, (2) certificates representing an ownership interest or other confirmation of beneficial ownership interests in bonds, or
(3) redemption or other notices sent to DTC or Cede & Co., Its nominee, as the registered owner of the bonds, or that they will do so on a timely basis or that DTC, DTC participants or indirect participants will serve and act in the manner described in this official statement. The current "rules" applicable to DTC are on file with the securities and exchange commission, and the current "procedures" of DTC to be followed in dealing with DTC participants are on file with DTC.

     The authority, the school district and the trustee will have no responsibility or obligation to any DTC participant, indirect participant or beneficial owner or any other person with respect to: (1) the bonds; (2) the accuracy of any records maintained by DTC or any DTC participant or indirect participant; (3) the payment by DTC or any DTC participant or indirect participant of any amount due to any beneficial owner in respect of the principal or redemption price of or interest on the bonds; (4) the delivery by DTC or any DTC participant or indirect participant of any notice to any beneficial owner which is required or permitted under the terms of the resolution to be given to bondholders; (5) the selection of the beneficial owners to receive payment in the event of any partial redemption of the bonds; or (6) any consent given or other action taken by DTC as bondholder.

Discontinuation of Book-Entry Only System

     DTC may determine to discontinue providing its service with respect to the Bonds at any time by giving notice to the Authority and the Trustee and discharging its responsibilities with respect thereto under applicable law. In addition, under certain circumstances set forth in the Indenture, the Authority may determine to discontinue the book-entry only system.

     In the event that the book-entry only system for the Bonds is discontinued, the provisions set forth in the Indenture would apply.

                 SECURITY AND SOURCES OF PAYMENT FOR THE Bonds

Security For The Bonds

     The Authority will enter into a Loan Agreement with the School District dated as of December 2, 1999, pursuant to which the Authority will lend the proceeds of the Bonds to the School District. The Bonds will be equally and ratably secured under the Indenture on a parity with any additional bonds which may be issued hereafter under the Indenture, except with respect to sinking funds and redemption accounts or funds and debt service reserve funds established under the Indenture to separately secure any particular series of bonds issued under the Indenture. Under the Loan Agreement the School District has agreed to repay such loan in such amounts and at such times as will provide sufficient funds to meet the debt service requirements on the Bonds. The School District will deliver its general obligation promissory note dated as of December 2, 1999 (the "Note") to the Authority evidencing its obligations under the Loan Agreement.

     The Bonds will be secured under the Indenture by the assignment and pledge to the Trustee of the rights of the Authority under the Note and the Loan Agreement, including the right to payments thereunder by the School District. The payment obligations of the School District under the Note and the Loan Agreement are general obligations of the School District and the full faith, credit and taxing power of the School District has been pledged for the timely payment of payments due under the Note and the Loan Agreement. The payments due under the Note and Loan Agreement are payable from the School District's tax and other general revenues, from whatever source derived, which include ad valorem taxes (unlimited as to rate or amount for the payment of debt) and reimbursements by Pennsylvania as described below.

     Provisions of the Public School Code of 1949, as amended (the "Public School Code") require that, should any school district fail to make its required debt service payment with respect to a general obligation debt such as the Note and the Loan Agreement, the Secretary of Education of Pennsylvania is required to withhold from such school district, out of any subsidy payment of any type due such school district by Pennsylvania, an amount equal to the debt service payment owed by such school district. Any amounts so withheld are assigned to the sinking fund depository for such general obligation debt. These withholding provisions are not part of any contract with the holder of the Note and the Loan Agreement and may be amended by future legislation.

     In addition, the Pennsylvania Local Government Unit Debt Act (the "Debt Act"), which is applicable to the general obligation debt of the School District, prescribes certain other remedies for the holder of the Note and the lender under the Loan Agreement. In the event of failure of the School District to pay principal of or interest on general obligation debts such as the Note and the Loan Agreement for a period of 30 days from the date when it becomes due and payable, the holder of the Note and the lender under the Loan Agreement shall have the right to recover the amount due by bringing an action in assumpsit in the Court of Common Pleas in the county in which the School District is located. The Debt Act provides that any judgment shall have an appropriate priority upon moneys next coming into the treasury of the School District. The Debt Act further provides that upon a default in the payment of principal or interest which continues at least 30 days, holders of at least 25% of such defaulted debt may appoint a trustee to represent them. The Debt Act provides certain other remedies and further qualifies the above-described remedies. See "School District Borrowing Capacity" for a description of the outstanding debt of the School District.

     All public school subsidies in Pennsylvania are subject to appropriation by the General Assembly. Although the Constitution of Pennsylvania provides that "the General Assembly shall provide for the maintenance and support of a thorough and efficient system of public education to serve the needs of the Commonwealth", the General Assembly is not legally obligated to appropriate such subsidies and there can be no assurance that it will do so in the future. The allocation formula pursuant to which Pennsylvania distributes such subsidies to the various school districts throughout Pennsylvania may be amended at any time by the General Assembly. Moreover, Pennsylvania's ability to make such disbursements will be dependent upon its own financial condition. At various times in the past, the enactment of budget and appropriation laws by Pennsylvania has been delayed, resulting in interim borrowing by school districts pending the authorization and payment of state aid. Consequently, there can be no assurance that financial support from Pennsylvania for school districts, either for capital projects or education programs in general, will continue at present levels or that moneys will be payable to a school district if indebtedness of such school district is not paid when due.

                             THE LIQUIDITY FACILITY

     The Obligations will rank equally with all of our other general unsecured and unsubordinated obligations. The Obligations are not issued under an indenture. As of the date of this prospectus supplement, we have approximately $2.6 billion of obligations currently outstanding, including the Obligations we are issuing under this prospectus supplement.

     Owners of the Bonds to which the Obligations relate will be entitled to the benefits and will be subject to the terms of the Liquidity Facility. Under the Liquidity Facility, we agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the purchase price for the Bonds. Our obligation under the Liquidity Facility will be sufficient to pay a purchase price equal to the principal of and up to 38 days' interest on the Bonds at an assumed rate of 15% per year.

Termination Events

     The scheduled expiration date of the Liquidity Facility is December 2, 2004. The Indenture relating to the Bonds will specify certain circumstances where we must purchase Bonds which a holder tenders for purchase pursuant to an optional or mandatory tender, which have not been remarketed. Under certain circumstances, we may terminate our obligation to purchase Bonds. The following events would permit such termination:

     (a) (i) any portion of the commitment fee for the Liquidity Facility has not been paid when due on the quarterly payment date, or (ii) any other amount payable under the Liquidity Facility has not been paid when due and any such failure shall continue for three Business Days after notice thereof to the District;

     (b) the Commonwealth of Pennsylvania takes any action which impairs the power of the Authority or the District to comply with the covenants and obligations of the Authority or the Borrower under the Related Documents or any right or remedy of FGIC-SPI or any owners of the Bonds from time to time to enforce such covenants and obligations;

     (c) (i) the Authority or the District fails to observe or perform any covenant or agreement contained in the Related Documents and, if such failure is the result of a covenant breach which is capable of being remedied, such failure continues for ninety days following written notice thereof to the Authority and the District from FGIC-SPI, provided that if any such failure (other than a payment default) shall be such that it cannot be cured or corrected within such ninety day period, it shall not constitute an Event of Default if curative or corrective action is instituted within such period and diligently pursued until the failure of performance is cured or corrected, or (ii) there has not been, at all times a Remarketing Agent performing the duties set forth in the Indenture;

     (d) an event of default has occurred and is continuing under any of the Related Documents;

     (e) any representation, warranty, certification or statement made by the Authority or the District in any Related Document or in any certificate, financial statement or other document delivered pursuant thereto or any Related Document shall prove to have been incorrect in any material respect when made;

     (f) any default by the Authority or the District has occurred and continues in the payment of principal of or premium, if any, or interest on any bond, note or other evidence of indebtedness of the Authority or the District which is senior to, or on parity with, the Bonds;

     (g) the Authority or the District files a petition in voluntary bankruptcy, for the composition of its affairs or for its corporate reorganization under any state or federal bankruptcy or insolvency law, or makes an assignment for the benefit of creditors, or admits in writing to its insolvency or inability to pay debts as they mature, or consents in writing to the appointment of a trustee or receiver for itself;

     (h) a court of competent jurisdiction shall enter an order, judgment or decree declaring the Authority or the District insolvent, or adjudging it bankrupt, or appointing a trustee or receiver of the Authority or the District proving a petition filed against the Authority or the District seeking reorganization of the Authority or the District under any applicable law or statute of the United States of America or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;

     (i) under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the Authority or the District and such custody or control shall not be terminated within (60) days from the date of assumption of such custody or control;

     (j) any material provision of the Liquidity Facility, the Authorizing Document, the Remarketing Agreement, any Related Document, or any Bond shall cease for any reason whatsoever to be a valid and binding agreement of the Authority or the District or the Authority or the District shall contest the validity or enforceability thereof; or

     (k) failure to pay when due any amount payable under any Bonds (regardless of any waiver thereof by the holders of the Bonds). Upon the occurrence of a termination event, we may deliver notice to the Trustee, the Authority, the Remarketing Agent and any applicable paying agent or tender agent regarding our intention to terminate the Liquidity Facility.

     In that case, the Liquidity Facility would terminate, effective at the close of business on the 30th day following the date of the notice, or if that date is not a business day, on the next business day. Before the time at which termination takes effect, the Bonds will be subject to mandatory tender for purchase from the proceeds of a drawing under the Liquidity Facility. The termination of the Liquidity Facility, however, does not result in an automatic acceleration of the Bonds.

     The obligations of the Authority under the Bonds are as described in the Authority's separate disclosure document relating to the Bonds.

                    THE STANDBY LOAN AGREEMENT; GE CAPITAL

     In order to obtain funds to fulfill our obligations under the Liquidity Facility, we will enter into a standby loan agreement with GE Capital (the "Standby Loan Agreement") under which GE Capital will be irrevocably obligated to lend funds to us as needed to purchase Bonds. The amount of each loan under the Standby Loan Agreement will be no greater than the purchase price for tendered Bonds. The purchase price represents the outstanding principal amount of the tendered Bonds and interest accrued on the principal to but excluding the date we borrow funds under the Standby Loan Agreement. Each loan will mature on a date specified in the Standby Loan Agreement, which date will be set forth in the applicable prospectus supplement. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered Bonds. When we wish to borrow funds under the Standby Loan Agreement, we must give GE Capital prior written notice by a specified time on the proposed borrowing date. No later than a specified time on each borrowing date (if GE Capital has received the related notice of borrowing by the necessary time on such date), GE Capital will make available the amount of the borrowing requested.

     The Standby Loan Agreement will expressly provide that it is not a guarantee by GE Capital of the Bonds or of our obligations under the Liquidity Facility. GE Capital will not have any responsibility or incur any liability for any act, or any failure to act, by us which results in our failure to purchase tendered Bonds with the funds provided under the Standby Loan Agreement.

                      Ratio of Earnings to Fixed Charges

     The following table sets forth the consolidated ratio of earnings to fixed charges of GE Capital for the periods indicated:


                                                                Nine Months
                                                                   Ended
--------------------------------------------------------------------------------
                  Year Ended December 31,                     September 25, 1999
  ----        ----         ----        ----        ----
  1994        1995         1996        1997        1998
  1.63        1.51         1.53        1.48        1.50               1.62


For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest, interest capitalized (net of amortization) and fixed charges.
Fixed charges consist of interest on all indebtedness and one-third of annual rentals, which we believe reasonably approximates the interest factor of such rentals.



           Where You Can Find More Information Regarding GE Capital

     GE Capital files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information GE Capital files at the SEC's public reference rooms located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, Suite 1300, New York, NY 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. GE Capital's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

               Incorporation of Information Regarding GE Capital

     The SEC allows us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that GE Capital has previously filed with the SEC. These documents contain important information about GE Capital, its business and its finances.

Document                                                     Period

Annual Report on Form 10-K ............ Year ended December 31, 1998


Quarterly Reports on Form 10-Q......... Quarters ended March 27, 1999, June 26,
                                        1999 and September 25, 1999

                                    EXPERTS

     The financial statements and schedule of General Electric Capital Corporation and consolidated affiliates as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998, appearing in GE Capital's Annual Report on Form 10-K for the year ended December 31, 1998, have been incorporated by reference in the prospectus supplement, in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in the prospectus supplement, and upon the authority of said firm as experts in accounting and auditing.

                                  APPENDIX A

                                 TENDER TIMELINE

                                TENDERS FOR BONDS

                                  PURCHASE DATE

                              (New York City time)

 ------------------------------------------------------------------------------
|                          |                       |                           |
|                          |                       |                           |
|                          |                       |                           |
|                          |                       |                           |
|                          |                       |                           |
|                          |                       |                           |
|                          |                       |                           |
 -----------       -------- --------       -------- --------       ------------

  11:30 a.m.           11:45 a.m.               2:15 p.m.             2:30 p.m.
     [1]                  [2]                      [3]                   [4]

     1. Trustee shall give immediate telephonic notice, in any event not later than 11:30 a.m. on the Purchase Date, to FGIC-SPI specifying the aggregate principal amount of Bonds to be purchased by FGIC-SPI on such Purchase Date.

     2. FGIC-SPI must give GE Capital prior written notice of a borrowing under the Standby Loan Agreement by 11:45 a.m. on the date of the proposed borrowing.

     3. No later than 2:15 p.m. on each Purchase Date, GE Capital will make available the amount of borrowing requested.

     4. FGIC-SPI purchases Bonds, for which remarketing proceeds are unavailable, by 2:30 p.m. on the Purchase Date.

                                 $1,000,000,000

                         principal amount plus interest

                         Liquidity Facility Obligations

                                       of

                         FGIC Securities Purchase, Inc.

     FGIC Securities Purchase, Inc. ("FGIC-SPI" or the "Company") intends to offer from time to time, in connection with the issuance by municipal authorities or other issuers of adjustable or floating rate debt securities (the "Securities"), its obligations (the "Obligations") under one or more liquidity facilities (the "Liquidity Facilities"). The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus or offering statement. The Obligations will not be severable from the Securities and may not be separately traded. This Prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of Securities purchased by FGIC Securities Purchase, Inc. or its affiliates.

     Unless otherwise specified in a prospectus supplement to the Prospectus (a "Prospectus Supplement"), the Obligations will be issued from time to time to provide liquidity for certain adjustable or floating rate Securities issued by municipal or other issuers. The specific terms of the Obligations and the Securities to which they relate will be set forth in a Prospectus Supplement. Each issue of Obligations may vary, where applicable, depending upon the terms of the Securities to which the issuance of Obligations relates.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURI-
             TIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                COMMISSION OR ANY STATE SECURITIES COMMISSION
                 PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                     PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is December 2, 1999

     The information contained in this Prospectus has been obtained from FGIC Securities Purchase, Inc. This Prospectus is submitted in connection with the future sale of securities as referred to herein, and may not be reproduced or used, in whole or in part, for any other purposes.

     No dealer, salesman or any other person has been authorized by FGIC-SPI to give any information or to make any representation, other than as contained in this Prospectus or a Prospectus Supplement, in connection with the offering described herein, and if given or made, such other information or representation must not be relied upon as having been authorized by any of the foregoing. This Prospectus does not constitute an offer of any securities other than those described herein or a solicitation of an offer to buy in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at Room 1024 at the Office of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048 and copies can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Website that contains reports, proxy and other information regarding registrants that file electronically, such as FGIC-SPI. The address of the Commission's Website is http:/www.sec.gov. FGIC-SPI does not intend to deliver to holders of its obligations offered hereby an annual report or other report containing financial information.

     This Prospectus and the applicable Prospectus Supplement constitute a prospectus with respect to the Obligations of FGIC-SPI under the Liquidity Facilities to be issued from time to time by FGIC-SPI in support of the Securities. It is not anticipated that registration statements with respect to the Securities issued by municipal authorities or other issuers will be filed under the Securities Act of 1933, as amended, in reliance on an exemption therefrom.

                      DOCUMENTS INCORPORATED BY REFERENCE

     There are hereby incorporated in this Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999, and September 30, 1999 all heretofore filed with the Commission pursuant to Section 13 of the 1934 Act, to which reference is hereby made.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the Obligations and the Securities shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to Corporate Communications Department, FGIC Corporation, 115 Broadway, New York, New York 10006, Telephone No. (212) 312-3000.

                                    SUMMARY

     The proposed structure will be utilized to provide liquidity through a "put" mechanism for floating or adjustable rate securities and other derivative debt securities issued by municipal authorities or other issuers. Such securities typically include a tender feature that permits broker-dealers to establish interest rates on a periodic basis which would enable the securities to be remarketed at par and that provides a secondary market liquidity mechanism for holders desiring to sell their securities. Such securities will be remarketed pursuant to an agreement under which the broker-dealers will be obligated to use "best efforts" to remarket the securities. In the event that they cannot be remarketed, FGIC-SPI will be obligated, pursuant to a standby purchase agreement or similar contractual arrangement with the issuer, remarketing agent, tender agent or trustee of the securities, to purchase unremarketed securities, from the holders desiring to tender their securities (the "put option") or upon certain other events. This facility will assure the holders of liquidity for their securities even when market conditions preclude successful remarketing.

     The proposed structure may also be used in connection with concurrent offerings of variable rate demand securities ("VRDNs") and convertible inverse floating rate securities ("INFLOs"). VRDNs and INFLOs are municipal derivative securities pursuant to which (i) the interest rate on the VRDNs is a variable interest rate which is re-set by the remarketing agent from time to time (not to exceed a stated maximum rate) (the "VRDN Rate") and (ii) the interest rate on the INFLOs is concurrently re-set at a rate equal to twice a specified Linked Rate minus the fee charged by FGIC-SPI for the Liquidity Facility. The owners of VRDNs have the optional right to tender their VRDNs to the issuer for purchase and, in the event the remarketing agent does not successfully remarket the tendered VRDNs, FGIC-SPI is obligated to pay the purchase price therefor pursuant to the terms of its liquidity facility.

     If an owner of INFLOs desires a fixed rate of interest not subject to fluctuation based on the inverse floating rate equation described above, such owner may elect to purchase from VRDN holders an amount of VRDNs equal to the principal amount of INFLOs for which such INFLO owner desires a fixed rate of interest. The net effect of such purchase is to "link" an equal principal amount of VRDNs and INFLOs and thereby set a fixed interest rate on the combined securities. If the owner of such combined securities so elects, the owner may "de-link" his or her VRDNs and INFLOs. The remarketing agent will then remarket the VRDNs at a re-set interest rate and the INFLOs retained by the de-linking owner will again continue to vary and to be re-set whenever the interest rate of the VRDNs are re-set. An INFLOs owner may also elect to permanently link his or her INFLOs with an equal principal amount of VRDNs and thereby permanently fix the interest rate on the combined securities to their stated maturity; once permanent linkage is effected, no subsequent de-linkage is permitted.

     Until such time as VRDNs are permanently linked to INFLOs, the VRDNs will remain subject to remarketing in the manner noted above and FGIC-SPI will remain obligated to purchase unremarketed VRDNs in connection with the optional right of holders to tender their VRDNs for purchase.

     The fees for providing the liquidity mechanism will be paid by the issuer or other entity specified in the applicable Prospectus Supplement, typically over the life of the liquidity agreement or, in the case of VRDNs, until such time as a VRDN is permanently linked with an INFLO. Except as otherwise provided in a Prospectus Supplement, in order to obtain funds to purchase unremarketed securities, FGIC-SPI will enter into standby loan agreements with one or more financial institutions (the "Standby Lenders") under which the Standby Lenders will be irrevocably obligated to lend funds to FGIC-SPI as needed to purchase Securities for which the put option has been exercised. Except as otherwise provided in a Prospectus Supplement, the standby purchase agreement or similar contractual agreement between FGIC-SPI and the trustee, issuer or other specified entity will provide that, without the consent of the issuer and the trustee for the security holders, FGIC-SPI will not agree or consent to any amendment, supplement or modification of the related standby loan agreement, nor waive any provision thereof, if such amendment, supplement, modification or waiver would materially adversely affect the issuer or other specified entity, or the security holders. Except as otherwise provided in a Prospectus Supplement, the obligations of FGIC-SPI under the standby purchase agreement or similar contractual agreement may only be terminated upon the occurrence of certain events of non-payment, default or insolvency on the part of the issuer or other specified entity. In the event of a termination of the obligations of FGIC-SPI under the standby purchase agreement or similar contractual agreement, the securities will be subject to a mandatory tender. Prior to such time, security holders will have the option to tender their securities, all as set forth in the applicable Prospectus Supplement.

     The above structure is intended to receive the highest ratings from the rating agencies and to provide public issuers with the lowest cost of financing. There can be no assurances, however, that such ratings will be maintained.

                                  THE COMPANY

     FGIC-SPI was incorporated in 1990 in the State of Delaware. All outstanding capital stock of FGIC-SPI is owned by FGIC Holdings, Inc., a Delaware corporation.

     Unless otherwise specified in a Prospectus Supplement, the business of FGIC-SPI consists and will consist of providing liquidity for certain adjustable and floating rate Securities issued by municipal authorities or other issuers through Liquidity Facilities. The securities are typically remarketed by registered broker-dealers at par on a periodic basis to establish the applicable interest rate for the next interest period and to provide a secondary market liquidity mechanism for security holders desiring to sell their securities. Pursuant to standby purchase agreements or similar contractual agreements with issuers of the securities, FGIC-SPI will be obligated to purchase unremarketed securities from the holders thereof who voluntarily or mandatorily tender their Securities for purchase. In order to obtain funds to purchase the Securities, FGIC-SPI will enter into one or more standby loan agreements with Standby Lenders under which the Standby Lenders will be irrevocably obligated to lend funds as needed to FGIC-SPI to purchase Securities as required.

     FGIC-SPI's principal executive offices are located at 115 Broadway, New York, New York 10006, Telephone No. (212) 312-3000.

                           THE LIQUIDITY FACILITIES

     The Obligations will rank equally with all other general unsecured and unsubordinated obligations of FGIC-SPI. The Obligations are not issued pursuant to an indenture.

     Registered owners of the Securities will be entitled to the benefits and subject to the terms of the applicable Liquidity Facility as specified in the Prospectus Supplement. Pursuant to the Liquidity Facilities, FGIC-SPI will agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the purchase price for the Securities to which such Liquidity Facility relates. The obligation of FGIC-SPI under each Liquidity Facility will be sufficient to pay a purchase price equal to the principal of the Security to which such facility relates and up to a specified amount of interest at a specified rate set forth in the applicable Prospectus Supplement.

                          THE STANDBY LOAN AGREEMENT

     In order to obtain funds to fulfill its obligations under the Liquidity Facilities, FGIC-SPI will enter into one or more Standby Loan Agreements with one or more Standby Lenders under which the Standby Lenders will be irrevocably obligated to lend funds to FGIC-SPI as needed to purchase the Securities to which the applicable Liquidity Facility relates. Each Standby Loan Agreement will have the terms set forth in the applicable Prospectus Supplement. It is anticipated that each loan under a Standby Loan Agreement will be in an amount not exceeding the purchase price for the Securities tendered by the holders which will represent the outstanding principal amount of such securities, premium, if any, and accrued interest thereon for a specified period. The proceeds of each loan shall be used only for the purpose of paying the purchase price for tendered Securities. It is not anticipated that a Standby Lender will guarantee the Securities to which its Standby Loan Agreement relates or FGIC-SPI's obligation under any Standby Purchase Agreement. Standby Lenders will be identified in the appropriate Prospectus Supplement.

                             PLAN OF DISTRIBUTION

     The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus, official statement or offering circular.

                                 LEGAL MATTERS

     The legality of the Obligations has been passed upon for FGIC-SPI by Brown & Wood LLP, One World Trade Center, New York, New York 10048.

                                    EXPERTS

     The financial statements of FGIC Securities Purchase, Inc. at December
31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998 appearing in FGIC Securities Purchase, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998 have been incorporated herein by reference in the prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in the prospectus and upon the authority of said firm as experts in accounting and auditing.


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           TABLE OF CONTENTS                          $38,045,000

                                                    principal amount
                                               plus interest and premium,
                                Page                    if any

PROSPECTUS SUPPLEMENT
Introduction....................S-2
Description of the Bonds........S-2           LIQUIDITY FACILITY OBLIGATIONS
The Liquidity Facility..........S-13
The Standby Loan Agreement;
   GE Capital ..................S-16
Experts.........................S-18
Appendix A......................A-1                    issued by

PROSPECTUS

Available Information..............2
Documents Incorporated
   By Reference ...................3                FGIC Securities
Summary............................4                 Purchase, Inc.
The Company........................5
The Liquidity Facilities...........5
The Standby Loan Agreement.........5
Plan of Distribution...............6                 in support of
Legal Matters......................6
Experts............................6      State Pubic School Building Authority
                                             Commonwealth of Pennsylvania
                                                 School Revenue Bonds
                                          (Parkland School District Project),
                                                   Series D of 1999


                                                 PROSPECTUS SUPPLEMENT

                                                   December 2, 1999

====================================     =======================================